Exhibit 3.16

CERTIFICATE OF FORMATION

OF

AMI CELEBRITY PUBLICATIONS, LLC

This Certificate of Formation of AMI Celebrity Publications, LLC (the “Company”), dated January 25, 2011, is being duly executed and filed by David Olson, as an authorized person, to form a limited liability company under and in accordance with the Delaware Limited Liability Company Act.

FIRST: The name of the limited liability company formed hereby is: AMI Celebrity Publications, LLC.

SECOND: The address of the registered office of the Company in the State of Delaware is: c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware, 19801.

THIRD: The name and address of the registered agent for service of process on the Company in the State of Delaware is: The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware, 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ David Olson
Name: David Olson
Authorized Person